Exhibit 23.4

621 SEVENTEENTH STREET, SUITE 1550	DENVER, COLORADO 80293	(303) 623-9147

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Kimbell Royalty Partners, LP (the ‘‘Registration Statement’’) of the name Ryder Scott Company, L.P., the references to our report relating to estimates of proved reserves, future production and income attributable to certain royalty interests of Kimbell Royalty Partners, LP as of December 31, 2017, and our corresponding report letter, dated February 14, 2018. We also consent to all references to us contained in or incorporated by reference in such Registration Statement.

/s/ RYDER SCOTT COMPANY, L.P.

RYDER SCOTT COMPANY, L.P.
TBPE Firm Registration No. F-1580

Denver, Colorado

December 4, 2018